Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Endocare, Inc. (Form S-4 No. 333-___) for the registration of 15,524,565 shares of its common stock, and to the incorporation by reference therein of our reports dated March 7, 2008, with respect to the consolidated financial statements and schedule of Endocare, Inc., and the effectiveness of internal control over financial reporting of Endocare, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
Los Angeles, California
January 20, 2009

/s/ Ernst & Young LLP